                                                                    EXHIBIT 99.1

        ==============================================================


                          Evaluation of Stress Field
                              Detector Technology

                   Implications for Oil and Gas Exploration
                               in Western Canada


        --------------------------------------------------------------


  This report has been prepared as an independent evaluation for Pinnacle Oil

    International Inc.  The evaluation is based upon field trials of their proprietary SFD Technology conducted between September 16-28, 1996, over known oil and gas accumulations in central Alberta, Canada.


                              Report Prepared By

                                  Rod Morris

                           P. Geologist, A.P.E.G.G.A

                              September 30, 1996



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

                Evaluation of Stress Field Detector Technology

          Implications for Oil and Gas Exploration in Western Canada

                           Rod Morris, P. Geologist

                              September 30, 1996

                                   Abstract

--------------------------------------------------------------------------------
A field evaluation of the Pinnacle Oil International Inc.'s Stress Field Detector technology (SFD) was conducted in southern Alberta between September 16-28/th/, 1996. The evaluation involved over 1,000 miles and 27 hours of SFD recordings. Field tests were designed to assess the applicability and reliability of the SFD technology in detecting significant oil and gas accumulations over a variety of hydrocarbon trap types and reservoirs. Discussions with Mr. George Liszicasz regarding performance of the SFD indicated that the technology is currently more conclusive when looking for hydrocarbons in Limestone and Dolostone reservoirs. Therefore, for the purposes of these field tests, SFD Profiles were specifically directed at Mississippian and Devonian age carbonate reservoirs. During the course the field trips a number of Cretaceous clastic reservoirs were also traversed. Although they were not intended to be evaluated in this report, one traverse is included as an example.

Six oil and gas trap types representing the primary hydrocarbon trapping mechanisms of Mississippian and Devonian reservoirs in central Alberta were evaluated by selecting and traversing 20 specific oil and gas pools. During the evaluations the vehicle used to transport the SFD was driven by the author. The SFD operator did not have any prior notice of the intended route nor the oil and gas accumulations that were traversed. Several observations were made during the field evaluations:

 . The SFD system records an anomalous response over known oil and gas accumulations;

 . The SFD appears to become more definitive in proportion to the size and quality of the hydrocarbon accumulation;

 . Pools within the boundaries of larger regional hydrocarbon reservoirs were detected substantiating the ability of the SFD to detect multiple horizon oil and gas accumulations;

 . Oil versus gas accumulations can be successfully differentiated as experience is gained in an area;

 . Existing boundaries of fully developed pools were delineated with accuracies approaching several hundred meters;

 . The SFD only appears to become saturated over large hydrocarbon pools which can extend their apparent size. Multiple traverses from opposing directions must be conducted to minimize this effect;

 . Signal saturation appears to be cumulative, decreasing instrument sensitivity during extended use;

The field tests were directed at Devonian Leduc, Nisku and Wabamun formations; and Mississippian Pekisko and Elkton formations. Oil pools evaluated ranged in size from 6.6 million to 88 million barrels in place and from 0.25 to 6 square miles in aerial extent at depths ranging from 5,200 to 7,300 ft. Gas pools evaluated ranged in size from 25 billion to 1.9 trillion cubic feet of natural gas in place and 2 to 112 sq. miles in aerial extent at depths ranging from 5,000 to 11,700 feet.

Definite anomalous SFD responses were recorded over 19 of the 20 targeted known pools representing all of the six trap types surveyed. These responses clearly demonstrate the effectiveness of the SFD to detect significant hydrocarbon accumulations. Although SFD technology is in its infancy, it adds an entirely new dimension to oil and gas exploration. This technology complements and significantly enhances the conventional tools of seismic, subsurface geology and airborne geophysical surveys that are currently in widespread use by the oil and gas industry world wide.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Evaluation of Stress Field
                              Detector Technology

                         Implications for Oil and Gas
                         Exploration in Western Canada

--------------------------------------------------------------------------------


Introduction
--------------------------------------------------------------------------------
Mississippian and Devonian aged reservoirs in central Alberta are well known for containing large accumulations oil and gas. Over a period of seven days three field trips with the Stress Field Detector technology (SFD) were undertaken to survey 20 known oil and gas pools. The purpose of the surveys were to test the applicability and reliability of the SFD in Alberta, as well as assess current limitations of the technology. The field tests were not designed or intended to find new exploration prospects. The SFD surveys and routes were designed and selected solely by the author. The principals of Pinnacle Oil International had no input in, or prior knowledge of, the objectives of the study.

Subsurface fluids are found in porous rocks geologists and engineers call "aquifers". Over time portions of aquifers can become locally sealed to create "traps" or "reservoirs". Initially, all reservoirs are filled with water. As oil and gas are generated from the surrounding shale's called "source rocks", they accumulate in the aquifers. Since hydrocarbons are lighter than the water, they migrate upward within the aquifer until the aquifer terminates or a local trap is created. If enough hydrocarbons collect in a trap an oil or gas pool or reservoir is created. Therefore, in order to create an economic accumulation of hydrocarbons three things must occur:

1.  The trap must be sufficiently large;

2. The reservoir must be porous and permeable enough to store and transmit fluids;

3. Enough hydrocarbons had to be generated and accumulated in the trap to create an economic deposit.

To evaluate the SFD technology the field tests were designed to profile six primary trap styles, as well as known water versus hydrocarbon filled aquifers and reservoirs.

 . Figure 1. illustrates a subcrop or
  erosional edge trap and is
  representative of typical Elkton and
  Pekisko reservoirs evaluated in                      [GRAPH]
  central Alberta. These traps are        Figure 1. Subcrop Edges and Outliers
  profiled by SFD traverses of the
  Chestermere Elkton oil pool; and the
  Carstairs and Crossfield Elkton gas
  pools.

 . Figure 2. is typical of Nisku pools
  that develop behind the Leduc reef
  margins in Alberta. These traps are a                [GRAPH]
  combination of structural highs and     Figure 2. Drape over Structures or
  facies changes. SFD traverses of the                  Reefs
  Wayne-Rosedale and Drumheller Nisku
  "B" oil pools are included.

 . Figure 3. represents a typical
  pinnacle reef development in the Leduc
  and Nisku formations. SFD traverses of
  Nisku patch reefs at Mikwan; and Leduc               [GRAPH]
  pinnacles at Fenn West are              Figure 3. Isolated Pinnacle or Patch
  illustrated. At Fenn West drape of the                Reefs
  Nisku formation over the underlying
  Leduc Pinnacles creates multizone
  pools.

 . Figure 4. depicts a porosity pinch out
  and is the type of trap that contains
  oil in the Nisku Fm. at Joffre and gas               [GRAPH]
  in the giant Wabamun pools found in     Figure 4. Porosity Lenses or Pinch
  the Crossfield area of Alberta. A                     Outs
  traverse of the Crossfield East pool
  is illustrated.

 . Figure 5. illustrates a typical large
  Devonian atoll in which hydrocarbons
  are trapped along the updip margins of
  the reef complex. Or in overlying
  formations that drape over the reef                  [GRAPH]
  margins creating a structural high.     Figure 5. Large Reef Complexes and
  SFD Profiles of the Wimborne Leduc and               Atolls
  Nisku oil pools; and West Drumheller
  Nisku "A" are representative of this
  type of trap.

 . Figure 6. is a simplified diagram of
  thrust faulted structural traps that
  develop along the foothills of the
  Rocky Mountains. These traps are very
  complex but can contain significant                  [GRAPH]
  hydrocarbon accumulations in            Figure 6. Thrust Faults
  Mississippian and Devonian reservoirs.
  A traverse of the Jumping Pound west
  pool is illustrated.

Hydrocarbon accumulations in the above trap types were selected to document the

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Evaluation of SFD Technology        Page 2                          CONFIDENTIAL
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performance of the SFD over a cross section of pool sizes and trapping mechanisms.

     The SFD field evaluations were made during three separate trips on September 18, 22 and 28, 1996. The trips were conducted on primary and secondary roads covering a total of 1,000 miles and 27 hours of SFD sampling throughout central Alberta. The author, Mr. George Liszicasz and Mr. Dirk Stinson were the only people involved in the evaluations. Table 1 summarizes the SFD Profiles detailed in this report. These pools were deliberately traversed in order to evaluate the SFD technology.

Table 1.

====================================================================================================================================
SFD Profile #          Oil/   Depth      Avg. Pay,          Proven         SFD              SFD Anomaly
Pool Name              Gas     feet    porosity area       Reserves      Profile
                                         (sq. mi.)                       Repeated
====================================================================================================================================
1) Chestermere        Oil                unknown          new pool      2, E to W       Excellent, repeatable oil signature.
   Elkton                                                               and W to E
------------------------------------------------------------------------------------------------------------------------------------
2) Wayne              Oil    5,800     up to 65', 12%,    new pool      2, E to W       Excellent, repeatable oil signature
   Rosedale D2 "A"                   (greater than) 3.5                 and W to E
------------------------------------------------------------------------------------------------------------------------------------
3) Drumheller         Oil    5,430     31', 7.6%, 4.7     36 MMBbls     2, S to N       Excellent, repeatable oil signature
   Nisku B                                                              and N to S
------------------------------------------------------------------------------------------------------------------------------------
4) Drumheller W       Oil    5,500     46', 7%, 6.7       63 MMBbls     1, N to S       Excellent oil signature
   Nisku A
------------------------------------------------------------------------------------------------------------------------------------
5) Carstairs          Gas    7,600       unknown          est. 50 BCF   1, N to S       Good gas signature
   Elkton             NGL                                 + NGL's
------------------------------------------------------------------------------------------------------------------------------------
6) Crossfield East,   Gas    8,526     31', 7%, 112       1.3 TCF       1, E to W       Strong repeatable gas signature
   Wabamun                                                              3, N to S
------------------------------------------------------------------------------------------------------------------------------------
7) Crossfield East,   Gas    7,520     34', 6%, 3.7       70 BCF &      3, N to S       Excellent, repeatable gas signature
   Elkton                                                 6.6 MMBbls
------------------------------------------------------------------------------------------------------------------------------------
8) Mikwan Nisku       Oil    7,000        area            1.6 MMBbls    1, N to S       Distinctive SFD Signature
   D2-1                              (less than) 0.25
------------------------------------------------------------------------------------------------------------------------------------
9) Fen West Nisku     Oil    5,800        area            9 pools up    1, N to S       SFD profile questionable, requires further
   & Leduc                           (less than) 0.25     to 9 MMBbls                   field work.
------------------------------------------------------------------------------------------------------------------------------------
10) Wimborne          Oil    7,300     26, 5%, 6 &        620 BCF & 88  1, W to E       Excellent gas and oil signature
    Nisku B & Leduc                    60, 8%, 24         MMBbls Total
------------------------------------------------------------------------------------------------------------------------------------
11) Jumping Pound     Gas    9,400-    180, 8%, 7 &       874 BCF &     1, E to W       Strong, repeatable signature
    Area, Rundle            11,240     120, 6%, 30        2.76 TCF      2 W to E
------------------------------------------------------------------------------------------------------------------------------------
12) Gadsby            Gas    3,700     24', 20-25%,       15 BFC        1, N to S       Excellent gas signature
    Cretaceous                       (less than) 1.5
====================================================================================================================================

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Evaluation of SFD Technology         Page 3                         CONFIDENTIAL

Discussion
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Each of the 20 pools traversed were selected and profiled for specific reasons.
The traverses were designed to test the response, reliability and repeatability of the SFD to various trap types, pool sizes, reservoir fluids and reservoir quality.

In the Crossfield area natural gas is produced from wells that have encountered multiple carbonate horizons. This area was profiled to test for the ability of the SFD to detect smaller pools either above or below a regionally extensive gas bearing carbonate reservoir.

Twelve of the 20 pools traversed are detailed in this report.

SFD Profile 1. Chestermere Elkton

The Chestermere Elkton pool is a recent discovery that produces 36 degree oil from an Elkton Fm. erosional subcrop edge or outlier. This trap type is shown in Figure 1. and is typical of the majority of Elkton Reservoirs that produce oil or gas in southern Alberta. The Chestermere traverse clearly demonstrated that an erosional edge filled with oil could be detected. The proven boundaries of this pool have yet to be defined. It is important to note that the detection of hydrocarbons is best when done in a real time setting. Mr. Liszicasz was not told of the pools existence until after he had emphatically stated, without prompting, "There is oil here, it must be here!". When informed that we were deliberately traversing a new oil discovery his response was a good natured, "you are trying to trick me!". However, the SFD Profile and Mr. Liszicasz's immediate interpretation of a strong oil signature established strong credibility for the SFD technology. This particular oil pool was traversed twice and successfully identified in both directions. Subcrop plays can be difficult to interpret using conventional seismic techniques, but if seismic and the SFD Profiles were to be combined along known subcrop plays, the oil industry would have a very powerful set of tools.

SFD Profile 2. Wayne / Rosedale Nisku Oil

The Wayne / Rosedale oil pool was selected as the second pool to be traversed for three reasons. First, the pool is a recent discovery that is being developed with directionally drilled wells from central pads. Second, the pool does not appear to be draped over a Leduc reef margin like other surrounding Nisku pools. The third reason was that the Nisku Fm. is a blanket carbonate that extends over hundreds of square miles in this area and is approximately 100 kilometers from the Chestermere Elkton pool discussed above. There are no known hydrocarbon accumulations in carbonate pools along the route that was taken between these two pools. Furthermore the route was designed to remain on the continuous Leduc and Nisku Fm carbonate complex. The purpose was to observe how the SFD reacted in an area which has not produced any known carbonate pools, but has numerous shallow gas pools and fields. In this situation many weak signals and changes in the SFD recording were observed but, there were no violent or drastic changes similar to the Chestermere profile.

Due to the nature of the development of the Wayne / Rosedale Nisku Pool the pool boundaries are not obvious to the casual observer. Most of the surface equipment is located at central pads with directional wells that are deviated up to 0.5 miles laterally. Although the terrain is open prairie the rolling land also obscures any vision of the limited surface equipment as the pool is approached from the southwest. Once again there was no prior warning that a significant oil pool was being approached. At the south western margin of the pool the SFD produced a strong anomalous reading that continued until 300m past the northeastern most wells in the pool. Dramatic variations in the amplitude of the signal were also observed which may indicate changes in the reservoir quality, pay thickness or continuity. However, more comprehensive studies must be undertaken to determine if detailed SFD profiling can be used in reservoir characterization studies. The characteristics of the SFD waveform are very similar to those


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Evaluations of SFD Technology        Page 4                         CONFIDENTIAL
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recorded over the West Drumheller Nisku "A" pool shown in SFD Profile 4.

The Wayne / Rosedale Nisku oil pool was profiled on two separate field trips from opposing directions. Both traverses recorded powerful SFD signatures. These traverses strongly support the ability of the SFD to detect localized hydrocarbon accumulations within regionally extensive carbonate banks.

SFD Profile 3. Drumheller Nisku "B" Pool

The Drumheller Nisku "B" oil pool is approximately 7 miles north of the Wayne / Rosedale Nisku pool and was discovered in 1961. It is interesting to not that 34 years elapsed before the next major Nisku oil pool was discovered only 7 miles to the south in this area.

The Drumheller Nisku "B" pool is formed by a combination of drape along the underlying Leduc carbonate bank margin, structural highs and patch reef development. This is similar to the trap shown in Figure 2. but with elements of the traps shown in Figure 5. This pool is thought to be very similar to the Wayne / Rosedale pool.

A traverse across this pool was done to observe how the SFD would profile a very complex reservoir. The Drumheller Nisku "B" pool is well known for being heterogeneous in geographic, as well as reservoir development. Especially along its eastern flank, oil wells that produce hundreds of thousands of barrels of oil can be offset by 200m and encounter water filled reservoir.

The SFD Profile of this pool is very abrupt with sharp boundaries. The full meaning of this signature will require detailed waveform analysis and comprehensive study of future surveys. However, there is no doubt that the SFD reacted very dramatically when traversing this pool. The northern boundary of the pool can be matched to within 200m of the SFD Profile.

SFD Profile 4. West Drumheller Nisku "A"

The West Drumheller Nisku "A" pool is located 5 kilometers west of the Drumheller Nisku "B" pool discussed above. This pool is typical of the trap type illustrated in Figure 5. The trap is created by drape over the underlying margin of the Leduc carbonate complex. In portions of the pool, both the Leduc and Nisku Formations contain oil. This pool was traversed in order to compare its SFD Profile with that of the more irregularly shaped and heterogeneous Drumheller Nisku "B" pool discussed above. As shown in the SFD Profile the two pools have dramatically different SFD signatures, even though they produce from the same formation and are only 5 kilometers apart. These two profiles indicate that like seismic, SFD Profiles are not unique signatures of the subsurface.

Further study is required to determine the significance of the Drumheller and West Drumheller SFD Profiles. However, the SFD produced strong anomalous readings over both pools.

SFD Profile 5. Carstairs Elkton

The Carstairs Elton Gas pool was discovered in September 1995. The author was directly involved in the exploration and approval process leading up to this discovery. The pool is typical of the trap type illustrated in Figure 1. and is essentially the same play type as the Chestermere Elkton pool in SFD Profile 1. The major difference is that Chestermere is an oil pool and Carstairs is a gas and natural gas liquids (NGL) pool.

The Carstairs pool was discovered using a combination of 2 - dimensional (2-D) seismic and subsurface geological information from surrounding well bores. The original 2-D seismic interpretation indicated that there was a potential erosional remnant of the Elkton formation that had not been previously drilled. The Elkton Fm. to the west of Carstairs had been producing natural gas for over 35 years. The seismic over the prospect was tied to the older Elkton "A" gas pool and surrounding wells that had not encountered the Elkton reservoir. Subsequent reprocessing of a key seismic line over the prospect indicated that the proposed exploration well would not encounter any Elkton Fm. and would likely result in a dry hole. The reprocessed seismic data was ultimately ignored and the prospect was drilled based upon the original

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Evaluation of SFD Technology        Page 5                          CONFIDENTIAL
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interpretation. The well is currently producing 20-25 MMCF and 1000 Bbls of NGL per day.

The key lesson in the above history is for the reader to understand that seismic does not provide a unique interpretation of the subsurface. After fifty plus years of development, the geophysical industry is still learning how to acquire, process and interpret seismic data. Furthermore, only in very specific circumstances can seismic make any indication of the type of reservoir fluids.

The purpose of the SFD traverse was three fold; to compare the signature with that of the Chestermere oil discovery; determine if the SFD could detect relatively small carbonate gas pools; and examine the potential size of the Carstairs discovery. The SFD Profile of the Carstairs Elkton pool clearly produced a strong anomalous reading. North and south boundaries of the pool were well defined by the SFD. The profile is similar in character to that of Chestermere Elkton (SFD Profile 1), except the profile is much tighter, indicating gas.

SFD Profile 6. Crossfield East Wabamun

Crossfield Alberta is famous for the giant Wabamun and Elkton formation gas pools that have been producing in this area since the late 1950's. The Wabamun Crossfield member reservoir is a porous dolomite sandwiched between tight limestone and sealed updip by anhydrite and salts. The trap is illustrated in Figure 4. The traverse of this reservoir was designed to determine if the SFD could detect pools that did not have a significant structural component, or a major change in reservoir thickness that controlled the development of the reservoir. The blanket like nature of the Crossfield reservoir and tremendous aerial extent would also indicate to what degree saturation of the SFD can become a factor. Finally, the Crossfield east pool has several overlying Elkton pools that are completely enclosed within the boundaries of the Wabamun pool. This would allow a perfect opportunity to observe SFD signatures over multi-formation carbonate pools.

SFD Profile 6 is an extremely compressed representation of the SFD signals recorded in the Crossfield area. The horizontal scaling is 350 to 1 versus 10 to 1 for most of the other profiles illustrated in this report. At the left or northern end of the profile, a sharp drop is recorded just before the SFD entered the Crossfield East pool. This drop represents the area separating the Lone Pine Wabamun pool from the Crossfield East Wabamun pool. South of this point the traverse clearly shows an elevated SFD signature that extends off the profile to the south and east. The sharp drops in the profile were recorded in areas where the Crossfield reservoir is not productive. On the north end of the profile numerous oil signatures were also noted. In some instances these coincided with shallow oil pools producing from the Cretaceous age Cardium fm., others have not been drilled as of this report. The southern half of the profile has a very strong, high amplitude signature that occurred as the shallower Crossfield East Elkton "A" pool was traversed. This high amplitude zone weakens slowly to the south rather than forming an abrupt drop as seen at Carstairs. This may be the result of saturation of the SFD. The salient points of this profile are:

 .  Elevated base level of the overall SFD Profile,

 .  Sharp increases in amplitude across known Elkton accumulations,

 .  Oil signals observed across shallower Cretaceous oil pools,

 . significant drops in the SFD signal amplitude in areas where the Crossfield member of the Wabamun is known to be tight and non productive.

The SFD Profile shown is not complete across the southern portion of the map between Airdrie and the portion of the route traveled along Highway 566. This was due to space and resolution limitations. However, the SFD recorded anomalous gas signatures over the southern pools as well.

The results of three traverses of the Crossfield area were very encouraging. They clearly showed repeatability of an SFD anomaly signature. They also substantiate the ability of the SFD to detect multiple zone pools and their boundaries, possibly with a high degree

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Evaluation of SFD Technology        Page 6                          CONFIDENTIAL
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of accuracy and repeatability in areas where regionally extensive hydrocarbon reservoirs are known.

SFD Profile 7. Crossfield East Elkton "A"

The Crossfield East Elkton "A" profile is included in the Crossfield East Wabamun SFD Profile. This SFD Profile is included to show the type of SFD signature that was obtained from a pool within a pool. The pool is an Elkton formation outlier that is typical of the trap type shown in Figure 1.

The Elkton "A" pool traverse is important because it demonstrates the ability of the SFD to detect smaller pools within the boundaries of larger pools. The SFD recorded an abrupt increase in readings entering the Elkton "A" pool despite the elevated background levels of the underlying Wabamun reservoir. The change in signal strength closely matches the proven limits of the pool and demonstrates the credibility of the technology. This ability to detect the Elkton "A" pool was demonstrated on three separate field excursions.

A further implication is that the SFD could also be used to detect sweet spots within regional reservoirs. Matching SFD signal characteristics with detailed mapping of known reservoir production profiles, may expand the usefulness of SFD profiling to reservoir characterization studies.

SFD Profile 8. Mikwan Nisku

The Mikwan Nisku D2-1 pool was traversed to determine whether small patch reefs could be detected with the SFD. The reservoir trap type is illustrated in Figure
3. It is a single well pool with less than 160 acres of aerial extent. The patch reefs are encased in a tight anhydrite off reef facies that provides the lateral and vertical seals. Although these pools are small they are very prolific producers capable of producing hundreds of BOPD. These pools are very difficult to detect, even on 3-D seismic.

Several Nisku tests that did not encounter any reservoir were passed en route to the D2-1 pool. These holes provided added credibility for the SFD in the area by confirming the background signature of the SFD.

SFD Profile 8 illustrates the signature that was recorded approximately 300' feet west of the producing well on a north to south traverse. The signature shows an abrupt increase in amplitude and activity of the SFD recording

There were other anomalous signals recorded in the Mikwan area that are essentially identical to the Mikwan Nisku D2-1. pool. These anomalies have not been drilled as of the date of this report.

SFD Profile 9 Fenn West Nisku and Leduc

The Fenn West area has several prolific Leduc pinnacle reefs that were discovered in the early 1980's. After the initial discovery the area was the target of intense exploration efforts by the oil and gas industry. However, the reefs have proven to be a difficult and expensive target to explore for. This is primarily due to the small aerial size of the pools. Figure 3 is a schematic diagram typical of pinnacle reef traps.

The reefs are usually less than 320 acres (0.5 sq. mi.) in size and several have been found that are believed to be less than 35 acres in size. Despite the small aerial extent, these pools can hold significant oil reserves with the larger reefs capable of producing several million barrels of oil.

The problem is in locating the reefs without having to shoot large grids of closely spaced 2-D or 3-D seismic surveys. Therefore the purpose of the traverses in the Fenn West area were to determine whether the SFD could detect these small targets. Several producing Leduc reefs were profiled during the field evaluations. The results were mixed and further work is required before a conclusion may be reached as to the validity of SFD sampling for this play type.

SFD Profile 9 is the most interesting of the traverses done on this play type. The SFD did not record any signals across an area that has three known Leduc pinnacles within 1.5 square miles. However, closer inspection revealed that three wells were directionally drilled virtually directly under the road that was used to traverse the area. Two of these wells were dry holes and the third did not produce enough oil to justify the cost of drilling. The producing

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Evaluation of SFD Technology        Page 7                          CONFIDENTIAL
wells that were the target of the traverse can be seen 1000 feet east and west of the roadway and therefore they were not directly traversed.

This profile raises many questions, especially after the success encountered in detecting equally small Nisku patch reefs in the Mikwan area. The Fenn West area requires further field work to compare SFD profiles over other Leduc pinnacle reefs before any conclusions can be reached regarding SFD Profile 9. It should be noted that this was the only planned SFD traverse of a known hydrocarbon pool that did not record an anomalous SFD reading.

SFD Profile 10 Wimborne Leduc and Nisku

The Wimborne Leduc and Nisku pools were selected to test the lateral resolution of the SFD. These two pools represent the trap type illustrated in Figure 5. They are situated along the updip margin of a Leduc reef complex that covers several hundred square miles. These pools are different in fluid composition in that the Leduc reservoir has a substantial associated gas column (45') above a relatively thinner oil column (15'); while the Nisku D2-A pool does not have an associated gas column.

During the traverse the Nisku pool was correctly identified as an oil pool, furthermore the limits of the pool were very precisely defined.

As the Leduc pool was traversed Mr. Liszicasz correctly identified the limits of the pool, but also made remarks regarding the signal that indicated a much more gassy reservoir. These remarks were made without any prior knowledge of either the producing zone, fluid type, or surface facilities in the area.

The results of this traverse lend credibility to claims that SFD Profiling can provide further indication regarding the nature of the hydrocarbons in a given reservoir.

SFD Profile 11 Jumping Pound West Rundle

The Jumping Pound and Jumping Pound West pools are giant gas reservoirs found along the eastern margin of the Rocky Mountains. The pools are contained in traps similar to Figure 6, although this is an extremely simplified representation of these complex traps. These pools were traversed on three separate road trips with anomalous signatures recorded each time. The geology of these pools is very complex due to the thrust faulting that has created the traps. The reservoir and surrounding formations are often inclined at steep angles or tightly folded, which makes seismic imaging of these reservoirs very challenging. Thrust faulting creates fractures and fault planes that can enhance the productivity of the reservoir, but also scatter seismic reflections.

These pools were selected for two reasons. First, to evaluate the ability of the SFD to detect hydrocarbons in purely structural traps. Second to evaluate the horizontal resolution of the SFD in heavily structured areas. The later would provide clues as to whether the SFD would detect the pools at the surface expression of the thrust faults, or actually above the underlying pool.

For this test the SFD was calibrated to acquire only high energy signals. This was due to the SFD's propensity to react to strong faulting in the region. The SFD traverse recorded the strong anomalous signatures directly above the Jumping Pound and Jumping Pound West pools. Both of the signatures are comparable in character, however, the larger Jumping Pound West anomaly is stronger and wider than the signature of the smaller Jumping Pound pool.

These signatures add further credibility to claims, that the SFD not only detects hydrocarbon reservoirs, but inferences can be made to the relative size of two adjacent anomalies. Examination of the magnitude of two proximal SFD signatures may allow geologists to place a relative ranking on the size of separate prospects.

The clarity of the SFD response over these large structural gas pools was very impressive.

SFD Profile 12 Gadsby Cretaceous gas.
--------------------------------------------------------------------------------
Evaluation of SFD Technology        Page 8                          CONFIDENTIAL

Although the field evaluations of the SFD were targeted at carbonate reservoirs in central Alberta, many Cretaceous age oil and gas pools were traversed over the 1,000 miles of surveys. Most of these pools were shallow gas pools (greater than 1,500 - 2,000 feet). However, several significant anomalies were encountered that when examined in Calgary and were clearly recorded over Cretaceous age clastic reservoirs. These reservoirs had one common characteristic: they have all produced abnormally high volumes of gas in comparison to surrounding wells.

A more in-depth study is required before any more detailed conclusions can be drawn regarding the SFD's effectiveness in clastic reservoirs. SFD Profile 12 is included as an example of one of these anomalies that were encountered over significant Cretaceous age clastic reservoirs.

Exploration potential of SFD Technology

During the course of conducting field evaluations of the SFD, several major anomalous reactions were observed that have not been drilled at this time. Each of these anomalies requires further investigation before it would be selected as a drilling prospect. Ultimately, subsurface geology and seismic would have to be evaluated in conjunction with multiple SFD traverses from various directions.

These anomalous SFD recordings are both very intriguing and promising.

SFD Profile 13. Undrilled Plains Area Anomaly

This anomaly was recorded in the plains area of central Alberta. The anomaly displays typical characteristics of a major gas, or gas and NGL's pool. Similar SFD signatures were recorded in the Chestermere, Airdrie and Crossfield areas where several large Elkton Fm. pools have been producing for up to 30 years.

It is noteworthy that this anomaly extends for over 2 miles in length, and is untested.

SFD Profile 14. Undrilled Potential Foothills Structure Anomaly

This SFD anomaly was recorded in the foothills of Alberta. Readers are encouraged to compare this anomaly to the SFD signature of the Jumping Pound West pool, illustrated in SFD Profile 11, which has established reserves of 1.8 TCF of natural gas.

The above examples are two of the six promising anomalies that were encountered during the field evaluations. These undrilled anomalies were documented to illustrate the exploration potential of the SFD.

Summary Notes

SFD profiling produced a 95% success ratio in identifying known oil and gas accumulations within carbonate reservoirs. Only one profile produced questionable results. This profile was taken along a north south road which had three wells drilled directionally under it. One of these wells encountered the D-3 reef but was a marginal producer. The other two wells were abandoned, yet 300m. east and 300m west of the road two D-3 pinnacles are currently producing oil and have produced in excess of 2 MMBbls of oil to date. If the SFD is accurate in locating pinnacle reefs with an error of less than 250m, then this apparent failure to produce an anomaly becomes an exceptional example of the lateral definition of the SFD. The SFD Profile for this traverse was discussed in SFD Profile 9 above.

The immediate question that comes to mind is "what does the SFD actually measure?". The answer to this question is unknown to the author, but several possible answers can be immediately ruled out.

 . The SFD does not react to surface or airborne hydrocarbons. There would be a massive reaction every time you approached a gas station if this was the case, and the SFD does not detect gas stations!

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Evaluation of SFD Technology        Page 9                          CONFIDENTIAL

 . The SFD does not appear to output a signal and read the reflection or reaction from that signal. It is a passive receiver of signals.

 . The SFD does not appear to be influenced by high voltage power lines. Dozens of high voltage lines were crossed during the field tests with no reactions recorded.

 . The SFD does not appear to react to the noise generated by surface or underground oil and gas field operations. Identical SFD signatures can be found where one anomaly is directly attributed to an existing oil or gas well and the next anomaly one mile away has yet to be drilled.

 . SFD signals are not influenced by input from the computer operator monitoring the SFD signals, I tried.

 . The SFD does not appear to react to, radio signals, microwave signals, cellular phones or any obvious electrical / electronic interference outside of the instrument.

   Furthermore during the field tests:

 .  The SFD was not linked to a GPS system during data acquisition.

 .  Time and date information was recorded automatically with the SFD signals.
   This information cannot be altered without access to the software developers source code. I confirmed this through an independent source that the software developer will not, and did not, supply the source code to anyone.

 . Large portions of the SFD field excursions did not record any exceptional SFD anomalies. A review of these areas was conducted using AccuMap and knowledge of the regional geology. The findings indicated that significant hydrocarbon bearing carbonate reservoirs were not expected.

The SFD field tests were conducted in all types of weather conditions (not on purpose). During the tests weather ranged from plus 25 degrees C to freezing, brilliant sunshine to heavy snow and light overcast to heavy rain (all on the same day!). After all this was Alberta. The weather conditions did not appear to have any adverse affect on the performance of the SFD.

Advantages of SFD Profiling
---------------------------

SFD Profiling of oil and gas reservoirs has many advantages over currently accepted remote sensing exploration and development tools.

The Key Current Advantages are:

1.  Remote indication of Reservoir fluid content, i.e. oil, gas or water.

2.  Potential for very precise lateral definition of hydrocarbon accumulations.

3. Speed of acquisition and interpretation of the data dramatically reduces the amount of time and cost required to conduct wide area evaluations.

4.  Interpretations can be made in the field on a real time basis.

5.  Portability of the SFD instrumentation allows for rapid deployment.

6.  Future development will allow for conducting airborne SFD surveys.

7. Large crews and expensive support equipment are not required to operate the SFD unlike Geophysical Surveys.

8.  SFD Profiling is a non-intrusive, environmentally friendly technology.

Current Limiations of the SFD

The field evaluations have raised questions and highlighted current limitations regarding the applicability of SFD profiling in the Canadian oil and gas industry.

The key current limitations are:

1.  Surface access. The SFD is currently transported by a specially equipped

--------------------------------------------------------------------------------
Evaluation of SFD Technology        Page 10                         CONFIDENTIAL
     vehicle that requires smooth roads and speeds in excess of 10-20 kph. At higher speeds better resolution appears to be obtained. The SFD appeared to perform best at highway speeds.

2. The SFD has not evolved to the point where the anomaly can be tied to a specific depth interval or formation.

3.   Pool signatures change depending upon saturation levels of the SFD.

4.   The SFD does not record a unique signature for identical reservoirs.

5. Oil and gas have different SFD signatures, but the interpretation of these signatures is a combination of both science and art.

6. Areas with complex, multi-layered oil and gas accumulations are more difficult to interpret with the SFD. However, every known major oil or gas pool that was traversed during the field tests was matched to an anomalous SFD profile.

7. Direct well ties for evaluation purposes are impossible in most pools due to the spacing regulations in Alberta. Given the apparent resolution of the SFD this becomes a factor in field testing.

The above limitations are a combination of the following factors.

 .    The SFD is still in the early stages of development.

 .    Surface constraints are a physical barrier to the operation of the vehicle.

 .    Insufficient testing has been undertaken to determine whether the SFD can be calibrated to convey information from specific depth ranges, formations or hydrocarbon types.

Recommendations

The biggest limitation to the operation of the SFD at this time is surface restrictions. The current method of transporting the SFD and conducting surveys is by vehicle and reasonable quality road surfaces are required.

In order for the SFD to become more versatile and effective it must learn to fly!

This will open large ares, that lack surface access, to be surveyed using the SFD. This will also allow the technology to be utilized in remote basins, frontier areas and ultimately in offshore surveys.

Further testing should be undertaken to investigate the applicability of this technology to reservoir characterization studies.

Work should also be initiated to develop the technology to combine 2-D profiles into three dimensional representations of the SFD data.

Conclusions

Based upon the field trips conducted and empirical results obtained from this evaluation, it is clear that the SFD technology has excellent potential. The technology cannot, and is not anticipated to be used in isolation from other conventional oil industry tools and methods. However, this technology introduces a new and powerful tool that should improve the industry's ability to discover significant new hydrocarbon reserves.

Only through further research, field application and integration with current exploration tools, will the full potential of the SFD ever be achieved. However, the above noted potential can only be realized if the oil and gas industry accepts the challenge of embracing this technology.

 .    It would be a tragic mistake to dismiss this technology simply because the industry does not understand it.

About the Author
----------------

Mr. Morris is an independent geologist with 15 years of multidisciplinary experience in oil and gas exploration in western Canada. He has been involved in oil and gas exploration and development; seismic acquisition, processing, and interpretation research; and new venture developments. He is currently a minor shareholder in Pinnacle Oil International Inc. through participating in the March 1995 public offering of Regulation D shares on the OTC NASDAQ Exchange.

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Evaluation of SFD Technology        Page 11                         CONFIDENTIAL

At the time of undertaking this evaluation Mr. Morris did not have any direct affiliation with Pinnacle Oil International, Inc. or any of its principles. The report was prepared with the cooperation of the principals of Pinnacle Oil. However, the design and planning of the field trip routes, selection of pools to be evaluated, findings and conclusions are entirely those of the author.

The author accepts no responsibility for the actions or financial decisions of third parties that are based upon the information or conclusions provided herein.


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Evaluation of SFD Technology        Page 12                         CONFIDENTIAL

                  [CHESTERMERE - ELKTON SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                      Chestermere - Elkton SFD Signature
                             West To East Traverse

                                 SFD Profile 1

       The Chestermere Elkton oil pool was discovered in 1995. The pool boundaries had not been fully delineated when this SFD profile was recorded. Wells within the pool can produce up to 800 BOPD. Older Elkton wells 1.5 miles north have produced in excess of 950,000 barrels of oil and are currently producing approximately 135 BOPD each. Both pools are approximately 7,000 feet deep. The reservoir is a dolostone with 8-11% porosity and an average thickness of 40-50 feet.

                             [SFD PROFILE 1 GRAPH]

          Confidential Information - Pinnacle Oil International, Inc.

                 [WAYNE ROSEDALE NISKU - SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                     Wayne Rosedale Nisku - SFD Signature
                            South To North Traverse

                                 SFD PROFILE 2

       The Wayne Rosedale Nisku "A" and "B" pools were discovered in 1994. The pool boundaries had not been fully delineated when this SFD Profile was recorded. The pool was traversed on two separate occasions from opposing directions with comparable results. Oil is drawn from a dolostone reservoir at 5,800 feet and individual wells are capable of producing up to 1,200 BOPD.

                             [SFD PROFILE 2 GRAPH]

          Confidential Information - Pinnacle Oil International Inc.

                  [DRUMHELLER - NISKU SFD SIGNATURE GRAPH]

                            Confidential Waveform
                                  Information
                                   Eyes Only

                       Drumheller - Nisku SFD Signature
                            South To North Traverse


                                 SFD Profile 3

The Drumheller Nisku "B" oil pool was discovered in 1961. The pool boundaries have been well delineated when this SFD profile was recorded. Wells within the pool have produced at rates of up to 1,000 BOPD. The pool has proven reserves of 36 million barrels of oil in place. The reservoir is a dolomite with an average 7.6% porosity and 30 ft of pay thickness at a depth of 5,291 ft. The pool was surveyed twice along the same route, but from opposing directions on separate field trips. On both traverses the SFD produced an anomalous reading.


                             [SFD PROFILE 3 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                  [W. DRUMHELLER - NISKU SFD SIGNATURE GRAPH]

                            Confidential Waveform
                                  Information
                                   Eyes Only

                      W. Drumheller - Nisku SFD Signature
                            North To South Traverse

                                 SFD Profile 4

The West Drumheller Nisku oil pool was discovered in 1952. The pool boundaries have been fully delineated when this SFD profile was recorded. Wells within the pool have produced at up to 800 BOPD. The pool has established reserves of 63 MMBbls of oil in place. The reservoir produces from a dolostone with 7-8% porosity and an average thickness of 46 feet at a depth of 5.500 feet.


                             [SFD PROFILE 4 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                    [CARSTAIRS-ELKTON SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                       Carstairs - Elkton SFD Signature
                            North To South Traverse

                                 SFD Profile 5

The Carstairs Elkton gas pool was discovered in 1995. The pool boundaries had not been fully delineated when this SFD profile was recorded. Wells within the pool can produce up to 25 MMcf/d and 1,000 barrels of natural gas liquids per day. The reservoir is a dolostone at a depth of 7,600 feet.


                             [SFD PROFILE 5 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                 [CROSSFIELD E. - WABAMUN SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                     Crossfield E. - Wabamun SFD Signature
                            North To South Traverse

                                 SFD Profile 6

The Crossfield East Wabamun "A" pool was discovered in 1954. Recent drilling in the area indicates that the pool boundaries have not been fully delineated. Established reserves are 1.3 TCF of sour gas,(33% H/2/S). The reservoir produces from a porous dolomite sandwiched between tight limestones. The trap is created by facies change to tight anhydrides and salts to the east. The average thickness of the reservoir is 32' with 7% porosity at a depth of 8,500 feet.


                             [SFD PROFILE 6 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

               [CROSSFIELD E. - ELKTON "A" SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                   Crossfield E. - Elkton "A" SFD Signature
                            North To South Traverse

                                 SFD Profile 7

The Crossfield East Elkton "A" pool was discovered in 1960. The pool boundaries have been fully delineated. Established reserves are 70 BCF gas and 6.6 MMBbls of oil. The reservoir produces from a porous dolostone subcriop outlier. The average thickness of the reservoir is 34' with 6% porosity at a depth of 7,520 feet. The pool covers an area of 3.7 sq. mi. and lies 1,000 feet above the Crossfield East Wabamun gas pool.


                             [SFD PROFILE 7 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                     [MIKWAN - NISKU SFD SIGNATURE GRAPH]

                                 Confidential
                                   Waveform
                                  Information
                                   Eyes Only

                         Mikwan - Nisku SFD Signature
                            North To South Traverse

                                 SFD Profile 8

The Mikwan Nisku D2-I oil pool was discovered in 1994. The pool is a single well patch reef that is encased in anhydrite. The well was producing at 170 BOPD when this SFD profile was recorded. It is approximately 7,000 feet deep and produces from a dolostone with an average porosity of 9%. Estimated reserves are 1.6 MMBbls in place. These patch reefs are less than 160 acres in size and are very difficult to detect on 2-D and 3-D seismic.


                             [SFD PROFILE 8 GRAPH]


             Confidential Information - Pinnacle Oil International

                 [FENN W. - LEDUC, NISKU SFD SIGNATURE GRAPH]

                            Confidential Waveform
                                  Information
                                   Eyes only

                     Fenn W. - Leduc, Nisku SFD Signature
                            South To North Traverse

                                 SFD Profile 9

The seven Fenn West Leduc (D3) and Nisku (D2) oil pools were discovered in 1982. The pools produce from Leduc pinnacle reefs that cover 34-160 acres, as well as from the overlying Nisku. Wells within the pools can produce up to 1,000 BOPD and have produced in excess of 2 MMBbls of oil. The reservoir is a dolostone with an average porosity of 7%. Pay thickness varies from 60-180 feet at a depth of 5,800 feet. This small cluster of pools was not detected by the SFD. However, only one very marginal pool, the "D2-D/D3-G", was directly traversed with the SFD.


                             [SFD PROFILE 9 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                 [WIMBORNE LEDUC & NISKU SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                     Wimborne Leduc & Nisku SFD Signature
                            North To South Traverse

                                SFD Profile 10

The Wimborne Leduc and Nisku pools were discovered in 1954 and 1956. The Leduc pool has established reserves of 82 MMBbls and 522 BCF, and produces from the eastern margin of an extensive Leduc carbonate complex. The Nisku pool is 1 mile west and produces from a dolostone with proven reserves of 4 MMBbls. The pools are approximately 7,300 feet deep. The reservoirs have an average porosity of 7 & 3% respectively and average pay thickness of 60 and 62 feet respectively. The SFD Profile of the Leduc indicates a much higher gas content while the Nisku pool's signature indicates oil.


                            [SFD PROFILE 10 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                  [JUMPING POUND WEST - SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                      Jumping Pound West - SFD Signature
                             West to East Traverse

                                 SFD Profile 11

The Jumping Pound West Rundle gas pool was discovered in 1961. The pool boundaries have been fully delineated when this SFD Profile was recorded. The pool is approximately 10,895 feet deep, with 6% average porosity and an average pay thickness of 118 feet. Established reserves are 1.9 TCF of gas in place. The pool is typical of the structural traps that are created along the thrust belt of the eastern margin of the Rocky Mountains. Due to the complex nature of the geology, seismic interpretation of these pools is challenging.


                             [SFD PROFILE 11 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                   [GADSBY CRETACEOUS - SFD SIGNATURE GRAPH]

                                 Confidential
                                   Waveform
                                  Information
                                   Eyes Only

                       Gadsby Cretaceous - SFD Signature
                            North To South Traverse

                                SFD Profile 12

The profile was recorded while driving on an unmarked secondary road. Later examination of detailed maps identified the location of the signature which was matched to an offsetting Cretaceous gas well that has produced in excess of 9 BCF of gas. The producing zone is at 3,700 feet and is approximately 25 feet thick. Estimated reserves are 13-15 BCF which is 4 times higher than would be expected from this area. The profile is important because it clearly demonstrates the ability of the SFD to respond to hydrocarbons in both clastic and carbonate reservoirs. Only very prolific clastic reservoirs produced noticeable anomalous SFD reactions during the course of these field evaluations.


                             [SFD PROFILE 12 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                  [UNDRILLED PROSPECT - SFD SIGNATURE GRAPH]

                            Confidential Waveform
                                  Information
                                   Eyes Only

                      Undrilled Prospect - SFD Signature
                            North To South Traverse

                                SFD Profile 13

The SFD Profile shown above was recorded September 18, 1996. The anomaly has similar characteristics to the Elkton profiles recorded at Chestermere, Airdrie and Crossfield. The map shown below indicates the scale of the profile. Map details have been removed in order to retain confidentiality. This anomaly will be profiled with more North-South and East-West traverses by Pinnacle Oil International Inc.


                            [SFD PROFILE 13 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.

                  [UNDRILLED FOOTHILLS - SFD SIGNATURE GRAPH]

                       Confidential Waveform Information
                                   Eyes Only

                      Undrilled Foothills - SFD Signature
                             West to East Traverse

                                SFD Profile 14

The Jumping Pound West Rundle gas pool, (illustrated in SFD Profile 11) was discovered in 1961 and has established reserves of 1.9 TCF of gas in place.

The SFD Profile above is not from the Jumping Pound West pool, but displays remarkable similarities. The map below indicates the width of the anomaly. All location and surrounding well information have been removed to retain confidentiality.


                            [SFD PROFILE 14 GRAPH]


          Confidential Information - Pinnacle Oil International Inc.